Exhibit 99.1

Shares of Common Stock (the "Common Stock") and Series A 12.0% Cumulative Senior Preferred Stock (the "Preferred Stock") of TAL International Group, Inc. beneficially owned by Resolute Fund Partners, LLC, are held directly by The Resolute Fund, L.P., The Resolute Fund Singapore PV, L.P., The Resolute Fund Netherlands PV I, L.P., The Resolute Fund Netherlands PV II, L.P. and The Resolute Fund NQP, L.P. (collectively, the "Resolute Funds").

Prior to the transaction described in this Form 4, The Resolute Fund, L.P. was the direct holder of 5,334,693 shares of Common Stock and 119,785.41741 shares of Preferred Stock and, following such transaction, is currently the direct holder of 11,989,438 shares of Common Stock and no shares of Preferred Stock. Prior to the transaction described in this Form 4, The Resolute Fund Singapore PV, L.P. was the direct holder of 209,779 shares of Common Stock and 4,710.39778 shares of Preferred Stock and, following such transaction, is currently the direct holder of 471,467 shares of Common Stock and no shares of Preferred Stock. Prior to the transaction described in this Form 4, The Resolute Fund Netherlands PV I, L.P. was the direct holder of 251,734 shares of Common Stock and 5,652.47563 shares of Preferred Stock and, following such transaction, is currently the direct holder of 565,760 shares of Common Stock and no shares of Preferred Stock. Prior to the transaction described in this Form 4, The Resolute Fund Netherlands PV II, L.P. was the direct holder of 209,779 shares of Common Stock and 4,710.39778 shares of Preferred Stock and, following such transaction, is currently the direct holder of 471,467 shares of Common Stock and no shares of Preferred Stock. Prior to the transaction described in this Form 4, The Resolute Fund NQP, L.P. was the direct holder of 6,293 shares of Common Stock and 141.31140 shares of Preferred Stock and, following such transaction, is currently the direct holder of 14,143 shares of Common Stock and no shares of Preferred Stock.

Resolute Fund Partners, LLC is the sole general partner of each of the Resolute Funds, and, in such capacity, exercises investment discretion and control of the shares of Common Stock directly owned by each of the Resolute Funds.

Based upon their association with Resolute Fund Partners, LLC and its affiliated companies, each of Jonathan F. Boucher, A. Richard Caputo, Jr., John W. Jordan II, Adam E. Max, Thomas Quinn and David W. Zalaznick may be deemed to share beneficial ownership of the shares of Common Stock shown as beneficially owned by Resolute Fund Partners, LLC. Such persons disclaim such beneficial ownership.